Exhibit 3.1

FLUOR CORPORATION

CERTIFICATE OF ELIMINATION
OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Fluor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.       Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Board of Directors (the “Board”) adopted the following resolutions respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company authorizes 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 200,000 are currently designated as Series A Junior Participating Preferred Stock (the “Junior Participating Preferred Stock”) pursuant to a certificate of designations filed with the Secretary of State of the State of Delaware on March 25, 2020 (the “Junior Participating Preferred Stock Certificate of Designations”);

WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to eliminate the Junior Participating Preferred Stock;

WHEREAS, no shares of Junior Participating Preferred Stock are currently outstanding;

WHEREAS, in accordance with Section 151(g) of the DGCL, when no shares of any previously designated series of shares are outstanding, either because none were issued or because no issued shares of any such class or series remain outstanding, a corporation may eliminate from its certificate of incorporation all matters set forth in the certificate of designations with respect to such series of stock upon filing of a certificate setting forth a resolution or resolutions adopted by the board of directors of such corporation (such certificate, a “Certificate of Elimination”);

...

NOW, THEREFORE, BE IT RESOLVED, that no shares of Junior Participating Preferred Stock are or will be outstanding because none were issued and none will be issued subject to the Junior Participating Preferred Stock Certificate of Designations with respect to such class or series, and the Board therefore approves the execution, acknowledgement and filing of an Certificate of Elimination for the Junior Participating Preferred Stock in accordance with the DGCL and,

RESOLVED FURTHER, that when such Certificate of Elimination is filed and becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Junior Participating Preferred Stock Certificate of Designations with respect to the Junior Participating Preferred Stock;

...

RESOLVED FURTHER, that any and all actions heretofore taken by any officer or director of the Company in connection with the documents and transactions referred to or contemplated by the resolutions herein are hereby ratified, approved and confirmed in all respects as fully as if such actions had been presented to the Board for its approval prior to such actions being taken.

2.       In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation with respect to the Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 13th day of May, 2021.

FLUOR CORPORATION

By:	/s/ Joseph L. Brennan
Name: Joseph L. Brennan
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Elimination]